Exhibit 21


Subsidiaries of Registrant


                                    Country/State of           % of Voting
Name                                 Incorporation           Securities Owned
----                                 -------------           ----------------
Visiplex Instruments Corporation        New York                   100%

Dent-X International Inc.               New York                   100%